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                     June 17, 2020

       Reid Campbell
       Chief Financial Officer
       White Mountains Insurance Group Ltd.
       80 South Main Street
       Hanover, New Hampshire 03755

                                                        Re: White Mountains
Insurance Group Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-08993

       Dear Mr. Campbell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance